Exhibit 99.1


              USANA Announces Plans to Enter Singapore


    SALT LAKE CITY--(BUSINESS WIRE)--Sept. 11, 2003--USANA Health Sciences Inc. (NASDAQ: USNA), at its annual international convention, today announced plans to open operations in Singapore in the fourth quarter of 2003. Singapore will be the 10th country where USANA products are sold and distributed. Earlier this year the company opened operations in South Korea.
    Dave Wentz, president of USANA, commented, "As a hub for international business in the region, Singapore represents a strategic location for future expansion throughout Southeast Asia. We have seen considerable Associate interest expressed related to opening the Singapore market and believe our business model of scientifically based products and income opportunity will position USANA for long-term growth in this region."
    USANA plans to establish an office and call center along with a full-service walk-in distribution center.
    USANA develops and manufactures high-quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent Associate network, government regulation of products, manufacturing and marketing, the possible continued spread of severe acute respiratory syndrome (SARS) in Asia, and risks associated with international expansion. Forward-looking statements in this release include the company's statements that (1) Singapore represents a strategic location for future expansion throughout Southeast Asia, and (2) the company's belief that its "business model of scientifically based products and income opportunity will position USANA for long-term growth in this region." These statements and the other contents of this release should be considered in conjunction with the warnings and cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K.


    CONTACT: USANA Health Sciences Inc., Salt lake City
             Riley Timmer, 801-954-7100 (Investor Relations) investor.relations@us.usana.com